Exhibit 8.2

November 4, 2019

Board of Directors

Gold Coast Bancorp, Inc.

2929 Expressway Drive North

Islandia, NY 11749

Re:	Agreement and Plan of Merger dated as of July 24, 2019

Ladies and Gentlemen:

This opinion is being delivered to you in connection with the proposed merger (the “Merger”) of Gold Coast Bancorp, Inc., a New York corporation (“GLDT”), with and into Investors Bancorp, Inc., a Delaware corporation (“ISBC”), pursuant to the Agreement and Plan of Merger dated as of July 24, 2019, by and between GLDT and ISBC (the “Merger Agreement”), and as more fully described in the Form S-4 Registration Statement (File No. 333-234274) initially filed with the Securities and Exchange Commission on October 21, 2019, including the Proxy Statement/Prospectus of ISBC and GLDT (the “Initial Registration Statement”) and the Pre-Effective Amendment No. 1 to the Initial Registration Statement (“Amendment No. 1” and, collectively with the Initial Registration Statement, the “Registration Statement”) to be filed with the Securities and Exchange Commission on the date hereof, relating to the transactions contemplated by the Merger Agreement. Unless otherwise indicated, all terms used but not defined herein have the meanings ascribed to them in the Merger Agreement.1

In connection with the preparation of this opinion, we have examined and with your consent relied upon (without any independent investigation or review thereof) the following documents (including all exhibits and schedules thereto): (1) the Merger Agreement; (2) the Registration Statement; (3) factual representations and certifications made to us by ISBC, and GLDT (the “Tax Certificates”); and (4) such other instruments and documents related to the formation, organization and operation of ISBC, and GLDT or to the consummation of the Merger and the other transactions contemplated by the Merger Agreement as we have deemed necessary or appropriate. In addition, we have reviewed the form of opinion of counsel received by ISBC from McCarter & English, LLP, with respect to the tax consequences of the proposed transactions (the “McCarter & English Opinion”).

1          All section references are to the United States Internal Revenue Code of 1986, as amended (the “Code”), unless otherwise indicated.

Assumptions and Representations

In connection with rendering this opinion, we have assumed or obtained representations (and, with your consent, are relying thereon, without any independent investigation or review thereof, although we are not aware of any material facts or circumstances contrary to or inconsistent therewith) that:

1.          All information contained in each of the documents we have examined and relied upon in connection with the preparation of this opinion is accurate and completely describes all material facts relevant to our opinion, all copies are accurate and all signatures are genuine. We have also assumed that there has been (or will be by the effective time of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.

2.          All representations, warranties, and statements made or agreed to by ISBC and GLDT and by their managements, employees, officers and directors in connection with the Merger, including, but not limited to, (i) those set forth in the Merger Agreement, (ii) those set forth in the Registration Statement, and (iii) those set forth in the Tax Certificates, are, or will be, true, complete and accurate at all relevant times.

3.          The Merger will be consummated in accordance with the Merger Agreement and as described in the Registration Statement (including satisfaction of all pre-closing covenants and conditions to the obligations of the parties without amendment or waiver thereof).

4.          The McCarter & English Opinion has been concurrently delivered and not withdrawn.

Opinion – U.S. Federal Income Tax Consequences

Based upon and subject to the assumptions and qualifications set forth herein, we are of the opinion that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code.

In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below:

1.          This opinion represents and is based upon our best judgment regarding the application of relevant current provisions of the Code and interpretations of the foregoing as expressed in existing court decisions, administrative determinations (including the practices and procedures of the United States Internal Revenue Service (the “IRS”) in issuing private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives such a ruling) and published rulings and procedures all as of the date hereof. An opinion of counsel merely represents counsel’s best judgment with respect to the probable outcome on the merits and is not binding on the IRS or the courts. There can be no assurance that positions contrary to our opinion will not be taken by the IRS, or that a court considering the issues would not hold contrary to such opinion. Neither of ISBC nor GLDT has requested a ruling from the IRS (and no ruling will be sought) as to any of the federal income tax consequences addressed in this opinion. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the opinion expressed herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the law or in the application or interpretation of the federal income tax laws after the effective time of the Merger.

2.          This letter addresses only the specific tax opinion set forth above. This letter does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger).

3.          Our opinion set forth herein is based upon the description of the contemplated transactions as set forth in the Merger Agreement and the Registration Statement. If the actual facts relating to any aspect of the transactions differ from this description in any material respect, our opinion may become inapplicable. No opinion is expressed as to any transactions other than those set forth in the Merger Agreement and the Registration Statement or to any transaction whatsoever, including the Merger, if all the transactions described in the Merger Agreement and the Registration Statement are not consummated in accordance with the terms of the Merger Agreement and the Registration Statement and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

This opinion letter has been provided for your use in connection with the Registration Statement. We hereby consent to the use of the opinion letter as an exhibit to the Registration Statement and to the use of our name in the “The Proposed Mergers - Material United States Federal Income Tax Consequences of the Holding Company Merger” and “Legal Opinions” sections of the Registration Statement. In giving the consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Sincerely yours,

/s/ Windels Marx Lane & Mittendorf, LLP

WINDELS MARX LANE & MITTENDORF, LLP